UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 21, 2006

Health Net, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21650 Oxnard Street, Woodland Hills, California		91367
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(818) 676-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 21, 2006, Health Net, Inc. (the "Company") entered into an Amendment to Bridge Loan Agreement (the "Amendment"), among the Company, the lenders party thereto and The Bank of Nova Scotia, as administrative agent. The Amendment, among other things, extends the final maturity date of borrowings under the Bridge Loan Agreement, dated as of June 23, 2006 (the "Bridge Loan Agreement"), among the Company, the lenders party thereto and the Administrative Agent, from September 22, 2006 to March 22, 2007.

On June 23, 2006, the Company borrowed $200 million (the "Bridge Loan") under the Bridge Loan Agreement, all of which remained outstanding on September 21, 2006. The proceeds from the Bridge Loan were transferred on June 23, 2006 to a securities intermediary to finance the purchase of U.S. Treasury securities to secure, and facilitate the redemption of, the Company’s 8-3/8% Senior Notes due 2011. The Company may voluntarily prepay the Bridge Loan, in whole or in part, without penalty or premium (subject to certain customary breakage costs). The Bridge Loan is mandatorily prepayable only to the extent that loans made under the Bridge Loan Agreement, as amended, exceed unutilized commitments under the Company’s Five Year Credit Agreement, dated as of June 30, 2004, as amended (the "Revolving Credit Facility"). At the Company’s option, borrowings under the Bridge Loan Agreement generally may be designated and maintained as either base rate loans or eurodollar rate loans. Base rate loans generally bear interest at a rate per annum equal to the sum of (i) the higher of (a) the applicable prime commercial rate and (b) the Federal Funds Rate plus 0.5% and (ii) 0.5%. Eurodollar rate loans generally bear interest at a rate per annum equal to the sum of (i) the applicable eurodollar interest rate (LIBOR) and (ii) 1.5%.

The Bridge Loan Agreement contains customary events of default subject to materiality and other qualifications and grace periods. The events of default include nonpayment of principal, interest, fees or other amounts under the Bridge Loan Agreement and related loan documents; failure to comply with specified covenants that the Bridge Loan Agreement incorporates by reference to the Revolving Credit Facility or other covenants and agreements under the Bridge Loan Agreement; any representation or warranty of the Company in the Bridge Loan Agreement or related loan documents having been materially incorrect or misleading when made or deemed made; specified defaults by the Company or any of its subsidiaries under other indebtedness; specified bankruptcy and insolvency events; specified events involving the entry of judgments against the Company and/or subsidiaries of the Company; non compliance by the Company or any of its subsidiaries under specified HMO or insurance regulations; specified events related to compliance with the Employee Retirement Income Security Act; actual or asserted invalidity of any loan documentation relating to the Bridge Loan Agreement; and a change of control. Upon an event of a default under the Bridge Loan Agreement, the obligations under the Bridge Loan Agreement may be accelerated and the applicable interest rate increased.

The Bridge Loan Agreement also contains representations and warranties and affirmative and negative covenants substantially similar to those contained in the Revolving Credit Agreement, including financial covenants relating to a minimum borrower cash flow fixed charge coverage ratio (or, if the Company’s debt ratings meet specified criteria, a minimum consolidated fixed charge coverage ratio), a maximum consolidated leverage ratio and a minimum consolidated net worth.

The above description of the Amendment and the Bridge Loan is qualified in its entirety by the terms of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8 K and incorporated herein by reference, and the terms of the Bridge Loan Agreement, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8 K dated June 23, 2006 and filed with the Securities and Exchange Commission on June 29, 2006 and is incorporated herein by reference.

The Bank of Nova Scotia (the sole lender under the Bridge Loan Agreement) is a lender under, and acted as documentation agent in connection with, the Revolving Credit Facility. The Bank of Nova Scotia and its affiliates have provided, and may in the future provide, other commercial banking and other financial services to the Company for which they have received, and may in the future receive, customary fees.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number Description

10.1 Amendment to Bridge Loan Agreement, dated as of September 21, 2006, among Health Net, Inc., the lenders party thereto and The Bank of Nova Scotia, as administrative agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Net, Inc.

September 25, 2006	By:	/s/ B. Curtis Westen

Name: B. Curtis Westen
Title: Senior Vice President, General Counsel & Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Amendment to Bridge Loan Agreement dated as of September 21, 2006 among Health Net, Inc., the Lenders party thereto and The Bank of Nova Scotia, as administrative agent.